Exhibit 99.2

      Genesee & Wyoming Inc. Announces Refinancing of Mexican Subsidiary
                  with the International Finance Corporation

Greenwich, CT, December 8, 2000 /PRNewswire/-- Genesee & Wyoming Inc. (GWI) (Nasdaq: GNWR) announced today that the Company has refinanced its Mexican subsidiary, Compania de Ferrocarriles Chiapas-Mayab (FCCM), with $42.5 million of debt and equity capital. FCCM received $27.5 million of non-recourse debt from a bank syndicate led by the International Finance Corporation (IFC) with participation by two European banks, Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden, N.V. (FMO) of the Netherlands and Deutsche Verkehrsbank AG of Germany. In addition, the IFC invested $1.9 million of equity for an indirect 12.7% interest in FCCM. GWI contributed an additional $13.1 million to FCCM and maintains 87.3% ownership. The IFC's equity stake in FCCM will be reported on GWI's consolidated income statement as a minority interest.

     The $27.5 million credit facility consists of two tranches and a parallel loan from FMO. Tranche A is for $10.5 million and has a nine year term. Tranche B is for $10.0 million and has an eight year term. FMO has made available a separate loan of $7.0 million parallel to the B Tranche that also has an eight year term. Both tranches and the FMO loan have an interest rate of six month LIBOR plus 350 basis points and principal repayments begin
in approximately two years.   The proceeds of the IFC and FMO financing were
used to retire GWI's Mexican term loan and Mexican revolver under the Company's existing credit facility. Along with its equity investment, the IFC will receive a put option exercisable in 2005 to sell its equity stake in FCCM to GWI. The put price will be based on a multiple of enterprise value to earnings before interest, taxes, depreciation and amortization (EBITDA). For the nine months ended September 30, 2000, FCCM generated approximately $6.8 million of EBITDA.

     In conjunction with the refinancing, GWI also amended its credit facilities agreement with Fleet National Bank N.A., as agent for a syndicate of six commercial banks. The amendment increased GWI's U.S. revolver from $58 million to $103 million. As of September 30, 2000, pro forma for the IFC refinancing and the Company's recently completed $6.66 million cash investment in a Bolivian railroad, Empresa Ferroviaria Oriental, S.A. (the Oriental), debt outstanding on GWI's U.S. revolver was $43.2 million.

     John C. Hellmann, GWI's Chief Financial Officer commented, "The importance of the IFC and FMO refinancing is two-fold. First, we have completed a long-term, non-recourse debt financing with global financial institutions that specialize in markets such as Mexico. This long-term commitment underscores the confidence of both GWI and the IFC in the development of our Mexican business. Second, by financing FCCM on a standalone basis, we have increased the credit available to our U.S. and Canadian properties. As a result, this transaction strengthens GWI's financial position for long-term growth and the execution of our acquisition strategy."

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     The International Finance Corporation, an affiliate of the World Bank, specializes in debt and equity financing of private sector enterprises in emerging markets. In addition to FCCM, the IFC and GWI are already equity participants in the Oriental, a railroad serving eastern Bolivia and connecting to railroads in Argentina and Brazil.

     GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Australia, Mexico and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. In 1999, GWI marked the one-hundredth anniversary of its founding as a 14-mile railroad in upstate New York. The Company today operates in five countries on three continents over 4,495 miles of owned and leased track. It also operates over an additional 2,700 miles under track access arrangements. In October 2000, the Company was ranked 99th on Forbes magazine's list of the 200 best small companies in America.

     This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. We refer you to the documents that Genesee & Wyoming Inc. files from time to time with the Securities and Exchange Commission, such as the Company's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

SOURCE  Genesee & Wyoming Inc.                                 12/8/2000
    /CONTACT: John C. Hellmann, Chief Financial Officer, Genesee & Wyoming Inc., 203-629-3722/
    /Web site:  http://www.gwrr.com/
    (GNWR)